Exhibit 99.1

WEST MARINE REPORTS FIRST QUARTER 2017 RESULTS

WATSONVILLE, CA, April 26, 2017 - West Marine, Inc. (NASDAQ: WMAR) today reported financial results for the first quarter ended April 1, 2017. First quarter 2017 net revenues were $129.1 million, a decrease of 1.0% compared to the same period last year. Comparable store sales were flat. Pre-tax loss was $12.1 million, compared to pre-tax loss of $15.2 million last year in the same period. Loss per share was $0.29 per share compared with $0.37 per share in the same period last year.

Matt Hyde, CEO of West Marine, commented: “We are pleased that the improvements in our cost structure and our strategies are resulting in solid bottom-line gains. Despite the challenging weather and retail environment in the quarter, we’ve maintained our comparable store sales and improved gross margins over last year.”

Further Progress on Growth Strategies

•	Sales from eCommerce increased by 9.5% compared to the first quarter of 2016 and represented 13.2% of total sales, compared to 11.9% for the same period last year, showing progress towards the goal of 15% of total sales.
•	Sales in merchandise expansion product lines, which include footwear, apparel, clothing accessories, fishing products and paddlesports equipment, increased slightly, while core product sales were down 0.8%, compared to the same period last year.

Results for the First Quarter of 2017

Net revenues for the quarter ended April 1, 2017 decreased by $1.3 million, or 1.0%, to $129.1 million compared to $130.4 million for the quarter ended April 2, 2016.

Gross margin improved to 25.5% of net revenues, compared to 25.2% during the same period in 2016. Selling, general and administrative expense decreased year-over-year by $3.2 million.

Net loss for the first quarter was $7.3 million, or $0.29 per share, compared to net loss of $9.1 million, or $0.37 per share, for the first quarter of 2016.

Inventory at the end of the first quarter was down $11.2 million compared to the same period in 2016. As of April 1, 2017, the company had cash and cash equivalents totaling $47.0 million compared to $22.4 million at the same point in 2016.

Guidance

Based on information available as of today, the company reiterated its most recently issued full-year 2017 pre-tax income guidance of $13 to $16 million on comparable store sales increases of 1% to 2% for the full year. Total fiscal year revenue is projected to be $707 to $715 million.

Investor Conference Call

West Marine will hold a conference call and webcast on Wednesday, April 26, 2017, at 4:30 p.m. Eastern Time to discuss its first quarter 2017 results. The live call will be webcast and available in real time on the internet at westmarine.com under “Investor Relations.” Participants also may dial (888) 756-1546 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 3635365.

An audio replay of the call will be available April 26, 2017 at 8:00 p.m. Eastern Time through May 3, 2017 at 11:59 p.m. Eastern Time. The replay number is (855) 859-2056 in the United States and Canada and (404) 537-3406 for international calls. The access code is 3635365.

About West Marine

Each person has a unique connection to the water. At West Marine (westmarine.com, NASDAQ: WMAR), our knowledge, enthusiasm and products prepare waterlife adventurers to foster that connection and explore their passions. With more than 250 stores located in 38 states and Puerto Rico and eCommerce website reaching domestic and international customers, and a wholesale business for our professional customers, West Marine is recognized as a leading Waterlife Outfitter for cruisers, sailors, anglers and paddlesports enthusiasts. Since first opening our doors in 1968, West Marine associates continue to share the same love for the water as our customers and provide helpful advice on the gear and gadgets they need to be safe and have fun.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These risks and uncertainties include, among other things, expectations related to growth in net revenues and profitability, expectations that our investments will continue to drive our growth strategies, while improving profit margins, expectations related to our ability to manage costs, as well as facts and assumptions underlying these expectations and projections. In addition, the results presented in this release are preliminary and unaudited, and may change as we finalize our financial statements. Actual results for the first quarter 2017 may differ materially from the preliminary expectations expressed or implied in this release due to various risks, uncertainties or other factors, including the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 31, 2016, as well as the discussion of critical accounting policies in our Form 10-K for the year ended December 31, 2016. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Information

This release references certain financial information not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), specifically EBITDA. We believe that EBITDA provides a helpful picture of the operating performance of the business, given the significant investments we are making in the growth of the business, by eliminating the effects of depreciation and interest expense. EBITDA is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled this non-GAAP financial measure to net income (loss), the most directly comparable GAAP financial measure in the table set forth below. For more information, see our Current Report on Form 8-K filed April 26, 2017.

Contact: West Marine, Inc.

Jeffrey Lasher, Executive Vice President and Chief Financial Officer

(831) 761-4229

West Marine, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands, except share data)

	April 1, 2017	April 2, 2016
ASSETS
Current assets:
Cash and cash equivalents	$46,970	$22,351
Trade receivables, net	9,087	9,076
Merchandise inventories, net	257,379	268,594
Other current assets	26,873	27,141
Total current assets	340,309	327,162

Property and equipment, net	79,595	81,967
Long-term deferred income taxes	3,779	4,127
Other assets	4,415	4,256
TOTAL ASSETS	$428,098	$417,512

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$63,170	$66,905
Accrued payroll	13,224	13,627
Accrued expenses and other	30,578	28,595
Total current liabilities	106,972	109,127

Deferred rent and other	20,411	17,854
Total liabilities	127,383	126,981

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 25,861,501 shares issued and 25,172,612 shares outstanding at April 1, 2017, and 25,520,555 shares issued and 24,831,666 shares outstanding
at April 2, 2016.	26	26
Treasury stock	(9,698)	(9,375)
Additional paid-in capital	215,581	212,167
Accumulated other comprehensive loss	(542)	(549)
Retained earnings	95,348	88,262
Total stockholders' equity	300,715	290,531
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$428,098	$417,512

West Marine, Inc.
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	April 1, 2017		April 2, 2016
Net revenues	$129,063	100.0%	$130,405	100.0%
Cost of goods sold	96,141	74.5%	97,500	74.8%
Gross profit	32,922	25.5%	32,905	25.2%
Selling, general and administrative expense	44,888	34.8%	48,043	36.8%
Loss from operations	(11,966)	(9.3)%	(15,138)	(11.6)%
Interest expense	110	0.1%	105	0.1%
Loss before income taxes	(12,076)	(9.4)%	(15,243)	(11.7)%
Income tax benefit	(4,806)	(3.8)%	(6,130)	(4.7)%
Net loss	$(7,270)	(5.6)%	$(9,113)	(7.0)%

Net loss per common and common equivalent share:

Basic	$(0.29)		$(0.37)
Diluted	$(0.29)		$(0.37)

Weighted average common and common equivalent
shares outstanding:
Basic	25,047		24,766
Diluted	25,047		24,766

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	13 Weeks Ended
	April 1, 2017	April 2, 2016

OPERATING ACTIVITIES:
Net loss	$(7,270)	$(9,113)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,804	5,452
Share-based compensation	791	680
Deferred income taxes	858	456
Provision for doubtful accounts	(5)	3
Lower of cost or market inventory adjustments	1,043	737
Loss on asset disposals	1	22
Changes in assets and liabilities:
Trade receivables	(2,668)	(1,938)
Merchandise inventories	(46,317)	(46,478)
Other current assets	(6,310)	(3,796)
Other assets	30	(97)
Accounts payable	31,551	41,137
Accrued payroll	(2,385)	(7,879)
Accrued expenses and other	(254)	1,174
Deferred items and other non-current liabilities	383	262
Net cash used in operating activities	(24,748)	(19,378)

INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	14	11
Purchases of property and equipment	(4,228)	(6,348)
Net cash used in investing activities	(4,214)	(6,337)

FINANCING ACTIVITIES:
Borrowings on line of credit	120	438
Repayments on line of credit	(90)	(438)
Treasury shares acquired	(236)	(89)
Net cash used in financing activities	(206)	(89)

Effect of exchange rate changes on cash	(3)	(4)

NET DECREASE IN CASH	(29,171)	(25,808)

CASH AT BEGINNING OF PERIOD	76,141	48,159
CASH AT END OF PERIOD	$46,970	$22,351
Other cash flow information:
Cash paid for interest	$103	$82
Cash paid for income taxes, net of refunds of $9 and $2,937	116	(2,807)
Non-cash investing activities:
Property and equipment additions in accounts payable	1,072	1,150

West Marine
Reconciliations of Non-GAAP Information
Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")
(Unaudited and in millions)
	13 Weeks Ended
	April 1, 2017	April 2, 2016

GAAP Net Income	$(7.3)	$(9.1)

Add Back:
Interest Expense	0.1	0.1
Depreciation and Amortization *	5.8	5.4
Income Tax Benefit	(4.8)	(6.1)
	1.1	(0.6)

EBITDA	$(6.2)	$(9.7)

* Included in cost of goods sold and selling, general and administrative expense. Amortization of deferred financing costs related to our revolving credit facility are included in interest expense.